Issuer Free Writing Prospectus
Filed Pursuant to Rule 433
Registration No: 333-166225
September 6, 2011

Customers Bank SM 1015 Penn Avenue Wyomissing, PA 19610

Contacts: Jay Sidhu, Chairman & CEO 610-935-8693 Richard Ehst, President & COO 610-917-3263 Investor Contact: Thomas R. Brugger, CFO 484-359-7113

SHAREHOLDERS APPROVE THE FORMATION OF CUSTOMERS BANCORP, INC. AND THE ACQUISITION OF BERKSHIRE BANCORP INC.

Wyomissing, PA - September 6, 2011 — Customers Bank is pleased to announce that at its Special Shareholders’ meeting, shareholders approved the formation of its new bank holding company, Customers Bancorp, Inc. and approved and adopted the Agreement and Plan of Merger with Berkshire Bancorp, Inc.

Customers Bank also held its Annual Shareholders’ Meeting where shareholders approved:

•	Election of three directors to new three year terms; Steven J. Zuckerman, T. Lawrence Way and Richard A. Ehst,

•	Approval of the Customers Bank Amended and Restated 2004 Incentive Equity and Deferred Compensation Plan, and

•	Appointment of ParenteBeard LLC as the independent registered public accounting firm for the fiscal year ended December 31, 2011.

Jay S. Sidhu, Chairman and CEO of Customers Bancorp and Customers Bank reviewed the bank’s performance at the meeting and stated that the Bank was recognized in 2010 as the # 1 performing bank in Pennsylvania and the # 4 performing bank in the United States among banks below $3 billion in assets by the ABA Banking Journal.

Customers Bancorp, Inc. became an SEC registrant in August 2011 and is headquartered in Wyomissing, Pennsylvania.  The Bancorp will begin to put out public communications to shareholders such as earnings press releases and will file all required public documents in accordance with SEC regulations.  Customers Bank will continue to be headquartered in Phoenixville, Pennsylvania.

Regulatory approval for the Berkshire Bancorp acquisition and the formation of Customers Bancorp has also been received.  It is anticipated that the Berkshire acquisition will close and be integrated into Customers Bancorp in September 2011.  Customers Bank’s branch network will expand to 16 branches through Pennsylvania, New Jersey and New York.

About Customers Bancorp and Customers Bank

Customers Bancorp, Inc. is a bank holding company based in Wyomissing, Pennsylvania.  Customers Bank (the “Bank”) is a state-chartered, full-service bank headquartered in Phoenixville, Pennsylvania.  The Bank is a member of the Federal Reserve System and is insured by the Federal Deposit Insurance Corporation (FDIC).  With assets of more than $1.7 billion, the Bancorp provides a full range of banking services to small and medium-sized businesses, professionals, individuals and families through branch locations in Pennsylvania, New York and New Jersey. The Bank is focused on serving its targeted markets with a growth strategy that includes strategically placed branches throughout its market area and continually expanding its portfolio of loans to small businesses and consumers.

The Bank filed a registration statement on Form S-1 (File no. 333-166225) with the U.S. Securities and Exchange Commission (“SEC”) which included the prospectus for the offer and sale of securities of a bank holding company (the “Holding Company”) to shareholders of the Bank in connection with a proposed reorganization of the Bank to a bank holding company structure and a proposed merger of Berkshire Bancorp, Inc. (“Berkshire”) with an into the Holding Company (collectively, the “proposed transaction”).  The combined prospectus and proxy statement, together with other documents filed by the Holding Company with the SEC, contained important information about the Bank, the Holding Company and the proposed transaction.  We urge investors, Bank shareholders and Berkshire shareholders to read carefully the combined prospectus and proxy statement and other documents filed with the SEC, including any amendments or supplements also filed with the SEC.  Bank Investors and shareholders may obtain a free copy of the combined prospectus and proxy statement at the SEC's website at http://www.sec.gov.  Copies of the combined prospectus and proxy statement can also be obtained free of charge by directing a request to Customers Bank, Corporate Secretary, 99 Bridge Street, Phoenixville, PA 19460, or calling (484) 923-2164.

The Bank, the Holding Company and certain of their directors and executive officers may, under the rules of the SEC, be deemed to be “participants” in the solicitation of proxies from shareholders in connection with the proposed transaction.  Information concerning the interests of directors and executive officers is set forth in the combined prospectus and proxy statement relating to the proposed transaction.

This communication shall not constitute an offer to sell or the solicitation of an offer to buy any securities nor shall there be any sale of securities in any jurisdiction in which the offer, solicitation, or sale is unlawful before registration or qualification of the securities under the securities laws of the jurisdiction. No offer of securities shall be made except by means of a prospectus satisfying the requirements of Section 10 of the Securities Act of 1933, as amended.

“Safe Harbor” Statement

In addition to historical information, this information may contain “forward-looking statements” which are made in good faith by the Bank, pursuant to the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995.  These forward-looking statements include statements with respect to the Bank’s strategies, goals, beliefs, expectations, estimates, intentions, and financial condition, results of operations, future performance and business.  Statements preceded by, followed by or that include the words “may,” “could,” “should,” “pro forma,” “looking forward,” “would,”  “believe,” “expect,” “anticipate,” “estimate,” “intend,” “plan,” or similar expressions generally indicate a forward-looking statement.  These forward-looking statements involve risks and uncertainties that are subject to change based on various important factors (some of which, in whole or in part, are beyond the Bancorp’s control).  Numerous competitive, economic, regulatory, legal and technological factors, among others, could cause the Bancorp’s financial performance to differ materially from the goals, plans, objectives, intentions and expectations expressed in such forward-looking statements.  The Bancorp cautions that the foregoing factors are not exclusive, and neither such factors nor any such forward-looking statement takes into account the impact that any future acquisition may have on the Bancorp and any such forward-looking statement.  The Bancorp does not undertake to update any forward-looking statement whether written or oral, that may be made from time to time by or on behalf of the Bank.